UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 22, 2011

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Andrew M. Miller Compensation Arrangements

On February 23, 2011, consistent with Polycom, Inc.’s pay-for-performance compensation philosophy, the independent members of the Board of Directors (the “Board”) of Polycom, Inc. (“Polycom”) approved an increase of $150,000 in the annual salary of Andrew M. Miller, Polycom’s chief executive officer and president, from $600,000 to $750,000. Mr. Miller’s target bonus opportunity as a percentage of base salary remains at 100%.

Form of Performance Share Agreement

On February 22, 2011, the Compensation Committee (the “Committee”) of the Board of Polycom approved a new form of Performance Share Agreement for executive officers for use under Polycom’s 2004 Equity Incentive Plan (the “Plan”).

General Terms. The Performance Share Agreement provides for the grant of a target number of performance shares that will be paid out in shares of Polycom common stock once the applicable performance and vesting criteria have been met. The number of performance shares in which the recipient may vest will depend upon achievement with respect to certain performance criteria specified by the Committee at the time of grant. If the performance criteria are deemed achieved, the Performance Share Agreement provides that a portion of the performance shares will vest on the first anniversary of the grant date (or, if later, the date the Committee certifies achievement of the performance criteria for the performance period), and the remaining performance shares will vest on each subsequent anniversary of the grant date (or, if later, the date the Committee certifies achievement of the performance criteria for the performance period), provided the recipient remains an employee of Polycom through those dates. In the event that the recipient incurs a termination of service within twelve months following a Change in Control (as such term is defined in the Performance Share Agreement or, in the case of certain officers, each such officer’s change of control severance agreement) either (i) by Polycom for any reason other than for Cause (as such term is defined in the Performance Share Agreement or, in the case of certain officers, each such officer’s change of control severance agreement), or (ii) by the recipient for Good Reason (as such term is defined in the Performance Share Agreement or, in the case of certain officers, each such officer’s change of control severance agreement), then all unvested performance shares (determined in accordance with the terms and conditions of Performance Share Agreement) will fully vest.

2011 Performance Share Grants to Named Executive Officers. Effective February 23, 2011, Andrew M. Miller received a target grant of 29,000 performance shares. Effective February 22, 2011, Michael R. Kourey received a target grant of 7,500 performance shares, and Sayed M. Darwish received a target grant of 7,250 performance shares. The performance periods for the 2011 grants will be the 2011, 2012 and 2013 fiscal years, and will be measured on the basis of total shareholder return for each of the performance periods, as compared to the Nasdaq Composite Index. The awards will vest annually over three years. The number of performance shares in which each recipient may vest on each anniversary of the grant date (or, if later, the date the Committee certifies achievement of the performance criteria for the performance period) will depend upon the achievement by Polycom during each annual performance period of the applicable performance criteria and will range from zero percent (0%) to one hundred fifty percent (150%) of the annual target number of performance shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: February 25, 2011

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